As filed with the Securities and Exchange Commission on June 26, 2002

                                                   Registration No. 333-
--------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -----------------------------


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               CARBO CERAMICS INC.
               (Exact name of issuer as specified in its charter)


                  Delaware                                72-1100013
        (State or other jurisdiction                   (I.R.S. Employer
      of incorporation or organization)               Identification No.)

                      6565 MacArthur Boulevard, Suite 1050
                               Irving, Texas 75039
                    (Address of principal executive offices)




  1996 STOCK OPTION PLAN OF PINNACLE TECHNOLOGIES, INC., AS AMENDED AND RESTATED


                                  Paul G. Vitek
            Senior Vice President of Finance, Chief Financial Officer
                               CARBO CERAMICS INC.
                      6565 MacArthur Boulevard, Suite 1050
                               Irving, Texas 75039
                                 (972) 401-0090
            (Name, address and telephone number of agent for service)


                                    Copy to:
                                Arthur Kohn, Esq.
                       Cleary, Gottlieb, Steen & Hamilton
                                One Liberty Plaza
                            New York, New York 10006

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
                                                                Proposed          Proposed
                                                                maximum           maximum           Amount of
Title of each class of securities            Amount to be       offering price    aggregate         registration
to be registered                             registered (1)     per share         offering price    fee
-------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share (2)   11,500             $7.50 (2)         $86,250 (2)       $8.00 (2)
-------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share (2)   14,000             $10.00 (2)        $140,000 (2)      $13.00 (2)
-------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share (2)   10,000             $12.50 (2)        $125,000 (2)      $12.00 (2)
-------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share (2)   16,000             $13.50 (2)        $216,000 (2)      $20.00 (2)
-------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share (2)   34,300             $15.00 (2)        $514,500 (2)      $48.00 (2)
-------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share (2)   34,000             $20.00 (2)        $680,000 (2)      $63.00 (2)
-------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share (2)   38,500             $30.00 (2)        $1,155,000 (2)    $107.00 (2)
-------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share (2)   15,030             $33.40 (2)        $502,002 (2)      $47.00 (2)
-------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share (3)   18,670             $36.25 (3)        $676,788 (3)      $63.00 (3)
-------------------------------------------------------------------------------------------------------------------
Preferred Stock Purchase Rights (4)
-------------------------------------------------------------------------------------------------------------------
Total                                        192,000 shares            --         $4,095,540        $381.00
-------------------------------------------------------------------------------------------------------------------

--------------------
(1) Together with an indeterminate number of shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the 1996 Stock Option Plan of Pinnacle Technologies, Inc., as amended and restated (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of CARBO Ceramics Inc. (the "Registrant").
(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to shares of Common Stock issuable pursuant to stock options. Upon cancellation, expiration, forfeiture or other termination of such stock options without a delivery of shares of Common Stock, new stock options may be granted at varying exercise prices under the Plan with respect to the shares of Common Stock underlying such terminated stock options.
(3) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, with respect to shares of Common Stock issuable pursuant to stock options not yet granted under the Plan and based on the average of the high and low prices of a share of Common Stock of the Registrant, on June 25, 2002, as reported on the New York Stock Exchange.
(4) Rights initially trade together with the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.


         This Registration Statement covers shares of the Common Stock of the Registrant issuable upon the exercise of stock options issued pursuant to the Plan. On May 31, 2002, Pinnacle Technologies, Inc. merged with a wholly-owned subsidiary of the Registrant pursuant to the Agreement and Plan of Merger dated May 21, 2002 By and Among the Registrant, Ptechnologies Acquisition Corporation and Pinnacle Technologies, Inc. Pursuant to said Agreement and Plan of Merger, each stock option outstanding under the Plan immediately prior to the merger was converted into an option to purchase two (2) shares of the Registrant's Common Stock.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

         The reports listed below have been filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed or furnished.

         (a) The Registrant's Annual Report on Form 10-K for its fiscal year ended December 31, 2001.

         (b) The Registrant's Current Report on Form 8-K, filed with the Commission on May 22, 2002.

         (c) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 2001.

         (d) All of the Registrant's reports filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding the portions of any report filed pursuant to Section 14 of the Exchange Act responding to Item 402(i), (k) and (l) of Regulation S-K) after the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports.

         (e) The description of the Common Stock of the Registrant contained in the Amendment No. 2 to its Registration Statement on Form S-1 (No. 333-1884), filed by the Registrant under the Securities Act with the Commission on April 22, 1996, and incorporated by reference to the Registration Statement on Form 8-A filed by the Registrant under the Exchange Act with the Commission on May 22, 2000. The description of the preferred stock purchase rights of the Registrant contained in the Registration Statement on Form 8-A filed by the Registrant under the Exchange Act with the Commission on February 25, 2002.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.       Description of Securities.

         Not applicable.

Item 5.       Interests of Named Experts and Counsel.

         Not applicable.

Item 6.       Indemnification of Directors and Officers.

         Section 145 of The Delaware General Corporation Law provides in regard to indemnification of directors and officers as follows:

         145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.--

         (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a present or former director or officer, of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections
             (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of any undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "to other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses including attorneys'
             fees).

         Reference is made to the Registrant's Certificate of Incorporation and Bylaws which require the Registrant to indemnify the persons whom it may indemnify under Section 145 of the Delaware General Corporation Law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors, to the fullest extent permitted by Delaware law, for monetary damages for breach of fiduciary duty as a director. This provision does not affect the availability of equitable remedies such as injunctive relief or rescission. Further, such limitation of liability also does not affect a director's standard of conduct or responsibilities under any other laws, including the Federal securities laws. The Registrant also carries liability insurance covering officers and directors.

Item 7.       Exemption from Registration Claimed.

         Not applicable.

Item 8.       Exhibits.

         The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

         4.1 1996 Stock Option Plan of Pinnacle Technologies, Inc., as Amended and Restated

         4.2 Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.3 to Registrant's Registration Statement on Form S-1 (No. 333-1884) and incorporated herein by reference)

         4.3          Amended and Restated By-Laws of the Registrant (filed as
                      Exhibit 3.4 to Registrant's Registration Statement on Form S-1 (No. 333-1884) and incorporated herein by reference)

         4.4 Form of Common Stock Certificate of the Registrant (filed as Exhibit 4.1 to Registrant's Registration Statement on Form S-1 (No. 333-1884) and incorporated herein by reference)

         4.5 Shareholder Rights Plan (incorporated by reference from the Registration Statement on Form 8-A filed by the Registrant with the Commission on February 25, 2002)

         5.1 Opinion of Cleary, Gottlieb, Steen & Hamilton regarding the validity of securities being registered

         23.1         Consent of Independent Auditors

         23.2         Consent of Cleary, Gottlieb, Steen & Hamilton (included in
                      Exhibit 5.1)

         24.1         Power of Attorney (included on signature page)


Item 9.       Undertakings.

         (a) The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs
                  (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant, pursuant to
                  Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, ,and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, CARBO CERAMICS INC., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irving, State of Texas, as of the 24th day of June, 2002.

                                    CARBO CERAMICS INC.
                                    By: /s/ C. Mark Pearson
                                        -------------------------------------
                                        C. Mark Pearson
                                        President and Chief Executive Officer



         Each person whose signature appears below constitutes and appoints William C. Morris and Paul G. Vitek, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all Amendments (including post-effective Amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the indicated capacities as of the 24th day of June, 2002.


________________________________________________________________________________________________
                NAME                                 TITLE
________________________________________________________________________________________________
    /s/ C. Mark Pearson
    ----------------------------      President and Chief Executive Officer, Director
           C. Mark Pearson            (Principal Executive Officer)

________________________________________________________________________________________________

    /s/ Paul G. Vitek
    ----------------------------      Senior Vice President, Finance, Chief Financial Officer
            Paul G. Vitek                   (Principal Financial and Accounting Officer)
________________________________________________________________________________________________

    /s/ William C. Morris
    ----------------------------                Chairman of the Board of Directors
          William C. Morris
________________________________________________________________________________________________

    /s/ Jesse P. Orsini
    ----------------------------      Director
           Jesse P. Orsini
________________________________________________________________________________________________

    /s/ Robert S. Rubin
    ----------------------------      Director
           Robert S. Rubin
________________________________________________________________________________________________

    /s/ Claude E. Cooke, Jr.
    ----------------------------      Director
        Claude E. Cooke, Jr.
________________________________________________________________________________________________

    /s/ John J. Murphy
    ----------------------------      Director
           John J. Murphy
________________________________________________________________________________________________

                                  EXHIBIT INDEX
                                  -------------

                                                                                        Sequentially Numbered
Exhibit No.            Description                        Method of Filing                      Page Location
-------------------------------------------------------------------------------------------------------------
4.1                    1996 Stock Option Plan of          Filed herewith
                       Pinnacle Technologies, Inc., as
                       Amended and Restated

4.2                    Amended and Restated               Filed as Exhibit 3.3                        --
                       Certificate of Incorporation       to Registrant's Registration
                       of the Registrant                  Statement on Form S-1
                                                          (No. 333-1884) and incorporated
                                                          herein by reference

4.3                    Amended and Restated               Filed as Exhibit 3.4 to                     --
                       By-Laws of the Registrant          Registrant's Registration
                                                          Statement on Form S-1
                                                          (No. 333-1884) and
                                                          incorporated herein by
                                                          reference

4.4                    Form of Common Stock               Filed as Exhibit 4.1 to                     --
                       Certificate of the Registrant      Registrant's Registration
                                                          Statement on Form S-1
                                                          (No. 333-1884) and
                                                          incorporated herein by
                                                          reference

4.5                    Shareholder Rights Plan            Incorporated by reference from the          --
                                                          Registration Statement on Form 8-A
                                                          filed by the Registrant with the
                                                          Commission on February 25, 2002

5.1                    Opinion of Cleary, Gottlieb,       Filed herewith
                       Steen & Hamilton regarding
                       regarding the validity of
                       securities being registered

23.1                   Consent of Independent             Filed herewith
                       Auditors

23.2                   Consent of Cleary, Gottlieb,       Filed herewith
                       Steen & Hamilton (included
                       in Exhibit 5.1)

24.1                   Power of Attorney (included        Filed herewith
                       on signature page)